SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                            MSC.SOFTWARE CORPORATION
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
 ------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                    553531104
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ] Rule 13d-1(b)

         [ X ]   Rule 13d-1(c)

         [   ] Rule 13d-1(d)

--------------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 553531104                                            Page 2 of 6 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Dassault Systemes S.A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                       (a) [ ]
     A MEMBER OF A GROUP                                (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  France
--------------------------------------------------------------------------------
   NUMBER OF                5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                  -0-
   OWNED BY                 ----------------------------------------------------
      EACH                  6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                    -0-
                            ----------------------------------------------------
                            7.   SOLE DISPOSITIVE POWER

                                               -0-
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                               -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               -0-

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                -0-
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                CO
--------------------------------------------------------------------------------

CUSIP No. 553531104                                            Page 3 of 6 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Dassault Systemes Corp.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                       (a) [ ]
     A MEMBER OF A GROUP                                (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                  -0-
   OWNED BY                 ----------------------------------------------------
      EACH                  6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                    -0-
                            ----------------------------------------------------
                            7.   SOLE DISPOSITIVE POWER

                                               -0-
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                               -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               -0-

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                -0-
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                CO
--------------------------------------------------------------------------------

CUSIP No. 553531104                                            Page 4 of 6 Pages

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Dassault Systemes Americas Corp.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                       (a) [ ]
     A MEMBER OF A GROUP                                (b) [ ]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                  -0-
   OWNED BY                 ----------------------------------------------------
      EACH                  6.   SHARED VOTING POWER
   REPORTING
PERSON WITH                                    -0-
                            ----------------------------------------------------
                            7.   SOLE DISPOSITIVE POWER

                                               -0-
                            ----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER

                                               -0-
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               -0-

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                -0-
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                                CO
--------------------------------------------------------------------------------

CUSIP No. 553531104                                            Page 5 of 6 Pages

                Amendment No. 1 to Schedule 13G (Final Amendment)
                -------------------------------------------------

     Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on July 30, 2001 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

     The following items of the Schedule 13G are hereby amended as follows:

ITEM 1(b) -       ADDRESS OF ISSUER'S PRINCIPAL OFFICES:

     The Issuer's principal executive office is located 2 MacArthur Place, Santa Ana, California 92707.

ITEM 2 -          PERSONS FILING:

     Effective December 31, 2005, Dassault Systemes of America Corp., which was a wholly-owned subsidiary of Dassault Systemes Corp., merged with Enovia Corp., another wholly-owned subsidiary of Dassault Systemes Corp., and the combined company changed its name to Dassault Systemes Americas Corp., a Delaware corporation.


ITEM 4 -          OWNERSHIP:

                  (a)   Amount Beneficially Owned:

                        -0-

                  (b)   Percent of Class:

                        -0-

                  (c)   Number of shares as to which the Reporting Persons have:

                  (i)   sole power to vote or to direct the vote: -0-

                  (ii)  shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:
                        -0-

                  (iv)  shared power to dispose or to direct the disposition of:
                        -0-

ITEM 5 -          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following: [X]

CUSIP No. 553531104                                            Page 6 of 6 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                DASSAULT SYSTEMES S.A.

                                By /s/ Thibault de Tersant
                                   ------------------------------
                                Name: Thibault de Tersant
                                Title:  Executive Vice President

                                DASSAULT SYSTEMES CORP.

                                By /s/ Thibault de Tersant
                                   ------------------------------
                                Name: Thibault de Tersant
                                Title: Secretary

                                DASSAULT SYSTEMES AMERICAS CORP.

                                By /s/ Joel Lemke
                                   ------------------------------
                                Name: Joel Lemke
                                Title: Chief Executive Officer



Dated:  February 8, 2006